Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 033-57375, 333-00709, 333-01183, 333-38299, 333-41903, 333-41476, 333-41478, 333-48482, 333-74216, 333-151884, 333-151887, 333-166767, 333-166768, 333-191614, 333-196262, 333-212844, 333-212846, 333-231515, and 333-266856 on Form S-8 of our reports dated February 17, 2026, relating to the consolidated financial statements and financial statement schedule of Tenet Healthcare Corporation and subsidiaries and the effectiveness of Tenet Healthcare Corporation and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
February 17, 2026